Exhibit 10.2.6.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is made as of the 10th day of March, 2003 by and among John Hancock Life Insurance Company, a Massachusetts corporation ("JHLI"), John Hancock Financial Services, Inc., a Delaware corporation ("JHFS," and together with JHLI, the "Company"), and Robert Walters ("Executive").

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) "Accrued Obligations" shall have the meaning set forth in Section 6(a)(i).

(b) "Affiliate" shall mean any corporation, partnership, limited liability company, trust or other entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, the Company.

(c) "Base Salary" shall mean the annual salary provided for in Section 4(a) below or any increased salary granted to Executive pursuant to Section 4(a).

(d) "Board" shall mean the Board of Directors of the Company.

(e) "Cause" shall mean:

(i) Executive's conviction or plea of nolo contendere to a felony or related to fraud or dishonesty; or

(ii) in carrying out his duties, Executive (A) engages in conduct that constitutes gross neglect or gross misconduct, (B) commits any material breach of this Agreement, (C) engages in conduct that constitutes a material violation of applicable Company rules or policies, which amounts to gross neglect or gross misconduct, or (D) fails to abide or follow specific directives from the Chief Executive Officer of the Company.

(f) "Change of Control" shall mean an event or occurrence as set forth in
Section 2(d) of that certain Employment Continuation Agreement (as defined below).

(g) "Confidential Information" shall mean information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions; improvements and other intellectual property; trade secrets; know how; designs, processes or formulae; software; market or sales information or plans; and customer lists and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company as well as other information to which Executive may have access in connection
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with Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under Section 7(a).

(h) "Disability" shall be defined and determined as set forth in the supplemental executive disability plan made available to senior officers of the Company.

(i) "Effective Date" shall mean March 10, 2003.

(j) "Employment Continuation Agreement" shall mean that certain Second Amended and Restated Employment Continuation Agreement by and among John Hancock Life Insurance Company, John Hancock Financial Services, Inc. and Executive, dated as of October 15, 2001, attached hereto as Exhibit A, as may be amended from time to time.

(k) "Good Reason" shall mean termination of Executive's employment, after written notice to the Company within 30 days following the occurrence of any of the following events without his consent:

(i) a reduction in Executive's then current Base Salary or target annual bonus under the Company's incentive compensation program; provided that such reduction to Executive's target annual bonus percentage is disproportionate to any reduction to any other Policy Committee member's target annual bonus percentage;

(ii) the failure of the Company to obtain the assumption in writing of its obligation to perform the Employment Continuation Agreement by any successor to all or substantially all of the assets of the Company prior to a merger, consolidation, sale or similar transaction; or

(iii) a material breach of this Agreement by the Company.

Following written notice from Executive, as described above, the Company shall have 15 days in which to cure any of the aforementioned events. If the Company fails to cure, Executive's termination shall become effective on the 16th day following the written notice.

(l) "Noncompetition Period" shall have the meaning set forth in Section 8(b).

(m) "Potential Change of Control" shall mean an event or occurrence as set forth in Section 2(i) of the Employment Continuation Agreement.

(n) "Related Entity" shall have the meaning set forth in Section 8(b).

(o) "Restricted Activity" shall have the meaning set forth in Section 8(b).

(p) "Severance Bonus" shall have the meaning set forth in Section 6(a)(i).

(q) "Stock" shall mean the common stock of the Company.

(r) "Termination Date" shall mean in the case of either a voluntary or involuntary termination, the last day upon which Executive is actively at work. In the event of Executive's death, the Termination Date is the date of death. In the case of a Disability, the Termination Date is the date upon which Executive receives written notice from the Chief Executive Officer of the Company that he has been deemed to have a Disability, but in no event before Executive is determined to have a Disability (as the term is defined in Section 1(h)).

(s) "Voluntary Retirement" shall mean the voluntary termination of employment by the Executive when the Executive (i) is entitled to commence receipt of a retirement annuity pursuant to the provisions of the JHFS Pension Plan in effect prior to such Plan's conversion to a cash balance formula (the "Pre-Conversion Plan") or (ii) would have
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been entitled by reason of age and service to a retirement annuity under the provisions of the Pre-Conversion Plan if the conversion to a cash balance formula had not occurred.

2. Term of Employment. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall be for a period of three (3) years from the Effective Date, and shall be extended automatically for periods of one (1) year commencing at the first anniversary of the Effective Date and on each subsequent anniversary thereafter.

3. Position, Duties and Responsibilities.

(a) During the Term, Executive shall work for the Company, as and with the title of Executive Vice President and Chief Information Officer of the Company.

(b) Executive, in carrying out his duties under this Agreement, shall report directly to the Chief Executive Officer of the Company.

(c) In the event Executive's employment terminates during the Term for any reason, Executive shall immediately resign in writing as an officer and director of the Company, where applicable, and as an officer and director, as the case may be, of each of the Company's Affiliates.

(d) Nothing herein shall be deemed to prevent or limit Executive from (i) serving on the boards of directors of a reasonable number of other non-competing corporations, subject to the approval of the Chief Executive Officer of the Company in each case, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, subject to the approval of the Chief Executive Officer of the Company in each case, (iii) engaging in charitable activities, community affairs, or other non-profit activities, and
(iv) managing his personal investments and affairs; provided that such activities set forth in this Section 3(d) do not materially interfere with the proper performance of his duties and responsibilities hereunder.

(e) Executive agrees to abide by any employment rules or policies applicable to Company's employees generally, or Policy Committee members specifically, that the Company currently has or may adopt, amend or implement from time to time or at any time during Executive's employment with the Company.

4. Compensation and Benefits. In consideration of Executive's services hereunder, the Company shall provide Executive the following benefits during the
Term:

(a) Base Salary. The Company shall pay Executive an annual Base Salary of three hundred fifty thousand dollars ($350,000), subject to annual upward (but not downward) adjustments in the sole discretion of the Compensation Committee. Such Base Salary shall be subject to applicable withholding, shall be payable in accordance with the policies and practices of the Company in the payment of salaries to its salaried employees and shall be pro-rated for partial months.

(b) Bonus. Executive shall be entitled to participate in an annual incentive program established by the Compensation Committee with such terms as may be determined annually in the sole discretion of the Compensation Committee.

(c) Restricted Stock and Stock Option Awards. Executive shall be entitled to participate in the 1999 Long-Term Stock Incentive Plan, and such successor and/or complementary plans which may be established by the Company from time to time, upon such terms and conditions as may be determined annually in the sole discretion of the Compensation Committee.
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(d) Regular Benefits. Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirements plans, vacation plans, expense reimbursement plans, post-retirement benefit plans and other benefit plans including, without limitation, but not limited to, any split-dollar life insurance arrangements, which the Company may from time to time have in effect for all or most of its members of the Policy Committee. Such participation shall be subject to the terms of the applicable plan documents, applicable policies of the Company, applicable law or the reasonable interpretation of applicable law and the discretion of the Board, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e) Additional Benefits. The Company shall provide the following additional benefits to Executive:

(i) Perquisites. During the Term, Executive shall be entitled to participate in all of the Company's executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for Executive's position, subject to any necessary limitation to such perquisites or requirement to discontinue any such perquisite as a result of a reasonable interpretation of applicable law.

(ii) Reimbursement of Business and Other Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for such expenses, subject to documentation in accordance with the Company's policy.

5. Change of Control. Notwithstanding any other provision of this Agreement, in the event a Change of Control occurs during the Term, the terms and provisions of the Employment Continuation Agreement shall apply in lieu of, and shall expressly supersede, the terms and provisions of this Agreement as of the effective date of the Employment Continuation Agreement; provided, however, if Executive is terminated during the Term after a Potential Change of Control but before a Change of Control occurs, the provisions of Section 8 of this Agreement shall remain in full force and effect for a period of 18 months following the Termination Date.

6. Termination of Employment.

(a) Termination Due to Death. In the event that Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

(i) the sum of (A) Executive's Base Salary through the end of the month during which the Termination Date occurs, (B) a pro-rata annual cash incentive award for the year in which Executive's death occurs (the "Severance Bonus") and (C) the amount of any accrued vacation pay through the Termination Date, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations"); and

(ii) such rights as are in effect at the time with respect to stock options, restricted stock, retirement benefits and other benefits in accordance with applicable plan documents.
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(b) Termination Due to Voluntary Retirement. In the event that Executive's employment is terminated due to his Voluntary Retirement (and other than termination for Good Reason), he shall be entitled to the following benefits:

(i) the Accrued Obligations; and

(ii) such rights as are in effect at the time with respect to stock options, restricted stock, retirement benefits and other benefits in accordance with applicable plan documents.

(c) Termination Due to Disability. In the event that Executive's employment is terminated by either party due to his Disability, he shall be entitled to the following benefits:

(i) disability benefits in accordance with the long-term disability plan then in effect for senior executives of the Company;

(ii) the Accrued Obligations; and

(iii) such rights as are in effect at the time with respect to stock options, restricted stock, retirement benefits and other benefits in accordance with applicable plan documents.

In no event shall a termination of Executive's employment for Disability occur until the party terminating his employment gives written notice to the other party in accordance with Section 20 below, and until Executive is determined to have a Disability as defined in Section 1(h).

(d) Termination by the Company for Cause. In the event the Company terminates Executive's employment for Cause, he shall be entitled to the following benefits:

(i) the sum of the Base Salary through the Termination Date and any accrued vacation payable through the Termination Date; and

(ii) such rights with respect to stock options, restricted stock, retirement benefits and other benefits in accordance with applicable plan documents.

(e) Termination for Good Reason or other than for Cause. In the event Executive's employment is terminated by the Company other than for Cause or by Executive with Good Reason, he shall be entitled to the following benefits:

(i) the Company shall pay Executive in equal monthly installments, over the period specified below, beginning 30 days after the Termination Date, the sum of the following amounts the: (A) Severance Bonus and (B) Termination Payment Amount; provided, however, if Executive so elects, such sum shall be payable in a single lump sum payment on the 30th day following the Termination Date. The Termination Payment Amount shall mean the sum of:

(A) the Base Salary multiplied by the number of full years remaining in the Term after the Termination Date plus the pro-rata amount of the Base Salary for the remainder of the year during which the Termination Date occurred;

(B) the average of the annual incentive bonus awarded to Executive for the three
(3) years (or such shorter period as Executive has been in the employ of the Company) preceding the Termination Date (not including the Severance Bonus) multiplied by the number of full years remaining in the Term after the Termination Date; and

(C) an amount equal to the long term incentive award granted to Executive with respect to the performance period commencing in the calendar year 2000, as reflected in the Statement of Long Term Incentives maintained by the Company, multiplied by the number of full years remaining in the Term after the Termination Date less the value as
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of the date of grant of any restricted stock (other than restricted stock issued as a restricted stock match under any incentive plan) that has vested as of the Termination Date, as such value is reflected in the Statement of Long Term Incentives maintained by the Company; provided, however, that in determining the value of restricted stock that has vested as of the Termination Date, restricted stock that has vested on an accelerated basis in connection with the payment of amounts owed under the Stock Ownership Loan Program shall not be taken into account until such time as the restrictions on such stock would have lapsed in the absence of such acceleration;

(ii) for the full period remaining in the Term after the Termination Date, the Company shall continue to provide medical and dental benefits to Executive and Executive's family at least equal to those which would have been provided to them if Executive's employment had not been terminated, in accordance with the applicable medical and dental benefit plans in effect on the Termination Date and in which Executive participated as of such date or, if more favorable to Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical and dental benefits from such employer on terms at least as favorable to Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to Executive and his family;

(iii) such enhanced retirement benefits as set forth in Section 7(c)(iii) of the Employment Continuation Agreement; and

(iv) such rights as are in effect at the time with respect to stock options, restricted stock, and other benefits, including, but not limited to, any split-dollar life insurance arrangement applicable to Executive, subject to any necessary limitation to such benefits or requirement to discontinue any such benefits as a result of a reasonable interpretation of applicable law.

(f) Voluntary Termination. A termination of employment by Executive on his own initiative, other than a termination for Good Reason or due to Voluntary Retirement, shall have the same consequences as provided in Section 6(d) for a termination for Cause. A voluntary termination under this Section 6(f) shall be effective upon 30 days prior written notice to the Company.

(g) Other Benefits. To the extent not previously paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits, including, but not limited to any deferred compensation amounts, otherwise required to be paid or provided or which Executive is eligible to receive following Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its Affiliates.

(h) Nature of Payments. Any amounts due under this Section 6 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i) No Mitigation; No Offset. Executive shall not be required to mitigate the amount of any payment or benefit provided in this Section 6 by seeking other employment otherwise. Further, except as provided in Section 6(e)(ii), the amount of any payment or benefits provided for in this Section 6 shall not be reduced by any compensation earned
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by Executive as a result of employment by another employer or be offset by any amount claimed to be owed by Executive to the Company.

(j) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 6(j), the amounts payable to Executive pursuant to this Section 6 following the termination of his employment shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company and its Affiliates shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company or any of its Affiliates. Nothing in this Section 6(j) shall be construed to release the Company from its commitment to (i) indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive served at the request of the Company or any of its Affiliates to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company, as the case may be; or (ii) provide any payments or benefits to which Executive may be entitled pursuant to the terms of the Employment Continuation Agreement.

7. Confidentiality and Cooperation.

(a) Confidentiality. Executive understands and agrees that Executive's employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive's employment with the Company and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties to the Company.

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, including any electronic or paper copies of such materials, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Executive will return to the Company all such materials and property as and when requested by the Company, and in connection therewith confirm in writing that Executive has not retained any such materials and/or property. In any event, Executive will return all such materials and property immediately upon termination of Executive's employment for any reason, and in connection therewith confirm in writing that Executive has not retained any such materials and/or property. Executive will not retain any such material or property or any copies thereof after such termination.

8. Noncompetition; Nonsolicitation; Non-Disparagement.

(a) Executive acknowledges (i) that in the course of his employment with the Company he will become familiar with trade secrets and customer lists of, and other
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confidential information concerning, the Company and its Affiliates, customers, and clients and (ii) that his services will be of special, unique and extraordinary value to the Company.

(b) Executive agrees that for a period of 18 months following the Termination Date (the "Noncompetition Period") he shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged (collectively, "Restricted Activity"), in any Competitive Activity, unless such Competitive Activity has been previously approved by the Board in writing. A Competitive Activity shall mean a business that (i) is being conducted by the Company or any Affiliate at the time in question, including, without limitation, but not limited to, insurance or financial services competitive with services provided by the Company, and (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of Executive's employment; provided that Competitive Activity shall not include a business of the Company contributing less than one percent (1%) of the Company's revenues for the year in question and provided further that an activity shall not be deemed to be a Competitive Activity if the activity contributes less than one percent (1%) of the revenues for the year in question of the business by which Executive is employed or with which he is otherwise associated; and provided further that it is agreed and understood that the prohibitions provided for in this Section 8(b) shall not restrict Executive from engaging in Restricted Activity for any subsidiary, division or affiliate or unit of a company (collectively, a "Related Entity") if that Related Entity is not engaged in Competitive Activity, irrespective of whether some other Related Entity of that company engages in what would otherwise be considered to be Competitive Activity (as long as Executive does not engage in Restricted Activity for such other Related Entity).

(c) Executive further agrees that during the Noncompetition Period, he shall not, unless previously permitted by the Board in writing, (i) in any manner, directly or indirectly, hire or cause to be hired any (A) employee in classification E-2 or higher of the Company, (B) any officer of the Company or its Affiliates, (C) any member of the Policy Committee of the Company or (D) any employee of the Company that is in a substantively similar or comparable position as those provided in subparts (A), (B) or (C), or (ii) in connection with any business to which Section 8(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its Affiliates.

(d) Executive further agrees that during the Noncompetition Period, he shall not make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its Affiliates, stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, business practices or business reputation of the Company or any of its Affiliates, stockholders, directors, officers or employees.

(e) Nothing in this Section 8 shall prohibit Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and
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equity of any firm, corporation or enterprise so long as Executive has no active participation in the management of business of such firm, corporation or enterprise.

(f) If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9. Resolution of Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of 60 days after it arises, the parties will settle any remaining dispute or controversy by binding arbitration, to be held in Boston, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the mediation, arbitration or litigation including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Company. Pending the resolution of the dispute, the Company shall continue payment of all amounts due and provisions of all benefits to which Executive is entitled, which amounts shall be subject to repayment to the Company if the Company prevails.

10. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out of pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 10 and, to the extent that Executive is not then an employee of the Company or any of its Affiliates, shall reasonably compensate Executive for such services.

11. Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Nothing in this paragraph is intended to prevent the
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parties from raising any and all defenses with respect to the necessity for, and scope of, such injunctive or equitable relief.

12. Indemnification. During and after the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company, as the case may be.

13. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

14. Representations.

(a) The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive represents that he knows of no agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

(b) Executive hereby represents and warrants that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents and warrants that Executive's performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. Executive will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.

15. Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. This is an integrated document.

16. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the
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remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

18. References. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

19. Governing Law/Jurisdiction. This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

20. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company: John Hancock Financial Services, Inc.
         200 Clarendon Street
         Boston, Massachusetts 02117
         Attention: Corporate Secretary
         Copy: Chairman, Compensation Committee

If to Executive: at the home address of Executive on the records of the Company

21. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. Gender Neutral. Whenever used herein, a pronoun in the masculine gender shall be considered as including the female gender unless the context clearly indicates otherwise.

23. Counterparts. This Agreement may be executed in two or more counterparts.

[Signature Page Follows Next]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

JOHN HANCOCK FINANCIAL SERVICES, INC.


By:
      Name: David F. D'Alessandro
      Title: Chief Executive Officer and
             Chairman

JOHN HANCOCK LIFE INSURANCE COMPANY


By:
      Name: David F. D'Alessandro
      Title: Chief Executive Officer and
             Chairman

      EXECUTIVE

      Robert Walters